MR. ZVI BEN-HAIM
                                       AND
                                MR. MICHAEL HARAY
                            c/o Wachtel & Masyr, LLP
                              110 East 59th Street
                            New York, New York 10022



                                 August 21, 2000


VIA FACSIMILE (423) 267-6758
REGULAR MAIL
AND FEDERAL EXPRESS

Signal Apparel Company, Inc.
200-A Manufacturer's Road
Chattanooga, Tennessee 37405

Attention: Robert J. Powell, Esq.

                   Re: Signal Apparel Company, Inc. ("Signal")

Dear Robert:

     Please be advised that pursuant to Section 13.16 of that certain Asset Purchase Agreement (the "Agreement") by and among Signal, Tahiti Apparel, Inc. ("Tahiti") and the undersigned, being the principal stockholders of Tahiti, the undersigned hereby declare that a "Financing Default," as defined in Section
13.16 of the Agreement, has occurred, and as such, we hereby exercise our option to repurchase the assets of the "Business," as defined in Section 13.16 of the Agreement, for an amount equal to the purchase price, payable in shares of Signal common stock, and the assumption of the liabilities of the Tahiti business, which have been incurred in the ordinary course of business. The Exercise of this option is conditioned upon the determination of the assets and liabilities of the Tahiti division to the satisfaction and acceptance of the undersigned. Although we believe the current liabilities to be de minimis, our concern derives from the poor record-keeping associated with the financial management of Signal.

     In connection therewith, we would appreciate it if we could arrange a meeting to discuss the existing business of the Tahiti division and the current liabilities of such division. It would be productive if you could immediately provide us with a schedule of the existing assets

Signal Apparel Company, Inc.
August 21, 2000
Page 2


and liabilities of the Tahiti division so that we can timely and efficiently close this transaction. Moreover, it is a condition to the closing that the assets, subject to this option, be transferred free and clear of all liens, claims and encumbrances, except for the assumed liabilities.

     Thank you for your cooperation.


                                           Very truly yours,


                                           /s/ Zvi Ben-Haim
                                           ------------------------
                                           Zvi Ben-Haim


                                           /s/ Michael Harary
                                           ------------------------
                                           Michael Harary

cc: Michael Chotos, Esq. (via facsimile, regular mail and Federal Express) Mr. Stephen Walsh, Chairman of the Board and acting Chief Executive
       Officer (via facsimile, regular mail and Federal Express)
     Morris Missry, Esq.
     William B. Wachtel, Esq.